UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2015

Gevo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35073	87-0747704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Joint Development Agreement

On November 6, 2015 (the “Effective Date”), Gevo, Inc. (“Gevo”) entered into a Joint Development Agreement (the “JDA”) with Praj Industries Ltd. (“Praj,” and together with Gevo, the “Parties”) which establishes a strategic relationship between the Parties to: (i) jointly develop Gevo’s technology for use in certain ethanol plants that utilize sugarcane juice, sugarcane syrup, sugarcane molasses, sugar beet juice, sugar beet syrup, sugar beet molasses, cassava, rice, and cellulosic sugars (the “Feedstock”); (ii) jointly develop an engineering package for greenfield Biobutanol plants and retrofitting ethanol plants to produce renewable isobutanol (“Biobutanol”) from the Feedstock; and (iii) license Gevo’s technology to build greenfield Biobutanol plants and retrofit certain ethanol plants to produce Biobutanol.

The Parties will jointly develop and optimize the parameters to produce Biobutanol from the Feedstock (the “Development Work”). After the Development Work is completed, Gevo will negotiate commercial license agreements with Praj and third party licensees.

Praj has the exclusive right to supply equipment and process engineering services for (i) greenfield Biobutanol plants and (ii) the addition of Biobutanol capacity for certain ethanol plants subject to the JDA that utilize the Feedstock and Praj technology. Praj agreed to meet certain milestones to maintain its exclusive rights.

Gevo will negotiate and license its technology for producing Biobutanol directly with the ethanol plants subject to the JDA and will also have the right to supply biocatalysts, nutrient packages, and support services to such plants. Praj will be the engineering procurement and construction supplier for the ethanol plants subject to the JDA and Gevo will be the exclusive seller of all Biobutanol produced by such plants.

The JDA will continue in effect for two years after the Effective Date unless it is earlier terminated by either of the Parties as provided in the JDA. The Parties have agreed to indemnify one another under certain circumstances and to limit their liability under the JDA.

License Agreement

In connection with the JDA described above, on November 6, 2015, the Parties entered into a Development License Agreement (the “License Agreement”). A summary of certain terms of the License Agreement is set forth below.

Gevo owns certain patents, patent applications, and know-how relating to the production, recovery and use of Biobutanol. Gevo previously entered into that certain Patent Cross-License Agreement, dated as of August 22, 2015, by and between Gevo and Butamax Advanced Biofuels LLC (“Butamax”) (the “Cross-License Agreement”), pursuant to which, Gevo received certain sublicensing rights, on a non-exclusive basis, in and to certain patents and patent applications relating to the production, recovery and use of Biobutanol that are owned or licensed (and sublicensable) by Butamax (collectively, the “Licensed Butamax Patents”).

Pursuant to the License Agreement, Gevo granted Praj a license to Gevo’s patents, patent applications, and know-how on a non-exclusive, royalty-free basis for use solely at Praj’s Matrix plant in Pune, India (the “Facility”), and a non-exclusive sublicense under Gevo’s rights in and to the Licensed Butamax Patents within the Facility, in each instance, for purposes of process development and manufacturing Biobutanol from the Feedstock at the Facility, under the terms and conditions of the License Agreement.

Praj must adhere to certain restrictions in connection with its use of the license, including without limitation, Praj (i) must use only Gevo’s biocatalysts and separation technology and (ii) may only use the license and sub-license to produce Biobutanol. In addition, Praj cannot use a third party to produce Biobutanol on its behalf and cannot sublicense its rights under the License Agreement without the prior written consent of Gevo, which Gevo can withhold in its sole and absolute discretion. Praj must keep records and provide Gevo with information stating the number of gallons of Biobutanol produced and destroyed in each quarter.

If Praj creates, develops, makes, or acquires any improvements to the patents or know-how it has licensed from Gevo, it must promptly disclose such improvements to Gevo and agrees to irrevocably and unconditionally assign, transfer, and convey any right, title or interest it may have to Gevo. Should Praj be unable to assign its rights to any such improvement, it will not enforce such rights against Gevo and will grant Gevo an exclusive, unconditional, irrevocable, fully-paid and royalty-free license to use such improvements without restriction.

The Parties have also made certain representations, warranties and covenants to each other, including without limitation, with respect to confidentiality and each Parties’ authority to enter into the License Agreement. Praj has also agreed to indemnify and hold Gevo harmless from claims and losses arising directly or indirectly from the License Agreement or any other activities regarding the use of Gevo’s technology or biocatalyst. The License Agreement also provides for the Parties’ limited liability.

The License Agreement will continue in effect for two years unless earlier terminated by either of the Parties, as provided in the License Agreement, and may be renewed for additional one year terms with the mutual agreement of both Parties.

The above descriptions are summaries and are qualified in their entirety by the terms of the JDA and the License Agreement filed herewith.

On November 9, 2015, Gevo issued a press release describing the JDA and License Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1†	Joint Development Agreement, dated November 6, 2015, by and between Gevo, Inc. and Praj Industries Ltd.

10.2†	Development License Agreement, dated November 6, 2015, by and between Gevo, Inc. and Praj Industries Ltd.

99.1	Press release issued by Gevo, Inc. on November 9, 2015.

†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gevo, Inc.

By:	/s/ Mike Willis
Mike Willis
Chief Financial Officer

Date: November 10, 2015